Exhibit 5.1
December 31, 2009
Health Benefits Direct Corporation
150 N. Radnor-Chester Road, Suite B-101
Radnor, PA 19087

Re:	Health Benefits Direct Corporation — Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as counsel to Health Benefits Direct Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-1, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed offering and sale of up to 50,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), 1,250,000 shares of the Company’s Series A preferred stock, par value $0.001 per share (the “Preferred Stock”), and 5,000 warrants to purchase shares of the Company’s Common Stock (the “Warrants”), in each case issuable upon the exercise of subscription rights at a subscription price of $1,000 per “Unit”. Each “Unit” consists of 250 shares of Preferred Stock and a Warrant to purchase 5,000 shares of Common Stock at an exercise price of $0.20 per share. The 50,000,000 shares of Common Stock being registered 25,000,000 shares of Common Stock (the “Underlying Preferred Shares”) issuable upon conversion of the Company’s Preferred Stock and 25,000,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of the Warrants.
In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation of the Company, as amended, including the Certificate of Designation setting forth the rights of the Preferred Stock, (ii) the Bylaws of the Company, as amended, (iii) the Warrants and (iv) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
Based upon the foregoing, we are of the opinion that the Preferred Stock is, and the Underlying Preferred Shares and Warrant Shares are, duly authorized and the Underlying Preferred Shares and Warrant Shares, if and when issued pursuant to the conversion of the Preferred Stock and the exercise of the Warrants, as applicable, in accordance with their terms, will be, validly issued, fully paid and non-assessable.
The opinion expressed herein is limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,
MORGAN, LEWIS & BOCKIUS LLP